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    BELTSVILLE, Md., Aug. 10 /PRNewswire-FirstCall/ -- Spherix Incorporated
(Nasdaq: SPEX) today reported revenue increases of $2.0 million (41%) and $2.6 million (28%) for the three and six months ended June 30, 2004, respectively, compared to the same periods of 2003. The Company's bottom-line for the three months and six months ended June 30, 2004, improved $645,000 and $784,000, respectively, over the same periods of the prior year. The revenue increases were driven by several new government contracts that the Company won late in 2003 and early 2004, as well as the purchase of six additional government reservation contracts. While ahead of plan, profits were reduced by the initial cost of the acquisitions.

    Following on the Company's successful growth of its government reservation business, it has increased its marketing efforts of government contact center, enterprise solutions and telecommunications services. The President and CEO of Spherix, Thomas W. Gantt, stated, "Compared to one year ago, our second quarter shows that Spherix has taken a strong step towards achieving positive results. The increased marketing efforts for both InfoSpherix and Naturlose are showing signs of developing new business in both Divisions."



                           Three Months Ended            Six Months Ended
                                June 30,                     June 30,
                           2004          2003           2004          2003

    Revenue             $6,761,361    $4,802,124    $11,813,995   $ 9,222,906
    Operating expense    6,587,076     5,262,120     12,178,752    10,381,208
    Income (loss)
     from operations    $  174,285    $ (459,996)   $  (364,757)  $(1,158,302)

    Net income (loss)   $  192,257    $ (453,075)   $  (355,144)  $(1,139,463)
    Net income (loss)
     per share          $     0.02    $    (0.04)   $     (0.03)  $     (0.10)



    Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.


    Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.


    Spherix's Internet address is http://www.spherix.com.



SOURCE  Spherix Incorporated
    -0-                             08/10/2004
    /CONTACT: Richard Levin of Spherix Incorporated, +1-301-419-3900, rlevin@spherix.com/
    /Web site:  http://www.spherix.com/
    (SPEX)

CO:  Spherix Incorporated
ST:  Maryland
IN:  BIO MTC
SU:  ERN

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